Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Registration No. 333-74874) and Form S-8 (Registration Nos. 33-22346, 33-24846, 33-49109, 33-60305, 333-27903, 333-62663, 333-79575, 333-91331, 333-32516, 333-36208, 333-36214, 333-37740, 333-39708 and 333-47116) of Alcoa Inc., of our report dated January 8, 2003 relating to the financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated January 8, 2003 relating to the financial statement schedule which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

600 Grant Street

Pittsburgh, Pennsylvania

February 28, 2003